Exhibit 99.1

Tecnoglass Reports Record First Quarter 2023 Results

- Total Revenues Up 50.6% to $202.6 Million -

- Strong Results Driven by Organic Growth in Both Multifamily/Commercial and Single-Family Residential Businesses, Up 59% and 40%, Respectively -

- Record Gross Margin of 53.2%, Up 830 Basis Points Year-Over-Year -

- Net Income of $48.4 Million, or $1.01 Per Diluted Share -

- Adjusted Net Income1 of $51.5 Million, or $1.08 Per Diluted Share -

- Adjusted EBITDA1 Up 89% Year-Over-Year to $85.8 Million, Representing 42.4% of Total Revenues -

- Record Cash Flow From Operations of $43.1 Million and Free Cash Flow of $27.5 Million -

- Backlog Growth Accelerates, Expanding 19% Year-Over-Year to $776 Million -

- Facility Investments Remain on Track to Increase Operational Capacity to ~$950 Million in Revenues by the end of the Second Quarter of 2023 -

- Raises Full Year 2023 Growth Outlook for Adjusted EBITDA1 to a range of $315 Million to $335 Million on Total Revenues of $810 Million to $850 Million, Bolstered by Record Invoicing in March and April -

BARRANQUILLA, Colombia – May 4, 2023 – Tecnoglass, Inc. (NYSE: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products serving the global residential and commercial end markets, today reported financial results for the first quarter ended March 31, 2023.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “Our strong momentum continued into 2023 with record first quarter results. We generated year-over-year growth in all of our key operating metrics, resulting in record first quarter revenues, gross profit, Adjusted EBITDA1, operating cash flow and free cash flow. This performance further builds upon our established track record of achieving strong financial performance and returns for shareholders, derived from a multi-year effort to fortify our architectural glass platform through sound investments in strategic automation and capacity enhancements. Our continued expanding backlog resulted in a third straight quarter of approximately 60% year-over-year growth in multifamily/commercial revenues. We were also particularly pleased with the continued rapid growth of our single-family residential products. The shorter cash cycle in our single-family residential business, along with our prudent working capital management, also helped us generate our 13th consecutive quarter of strong cash flow. Achieving these results amid a challenging macro-economic backdrop further validates our growth strategy and our structural competitive advantages. Overall, I am proud of the efforts of all of our team members and as we look to the balance of the year, we believe we have all of the tools in place to execute against our multi-faceted growth strategy to further cement our position as an industry leader in the architectural glass market.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “We are thrilled to report an excellent start to the year as demand for our single-family residential and multifamily/commercial products remains strong. We are encouraged by the solid levels of quoting and bidding activity in our markets, with the accelerating growth in our backlog to a record $776 million at quarter-end, reflecting an increasing number of projects in our commercial pipeline with visibility well into 2024. We are encouraged to see the Architectural Billings Index (ABI), which forecasts business conditions for the mid-to-high-rise end-market, return to expansionary levels in March, which further validates what we are seeing in our main markets. On all sides of our business, our ability to timely deliver best-in-class products is driving significant revenue growth and market share gains. We remain focused on consistently improving within our vertically-integrated operations as we continue to produce innovative new products and geographic diversification.”

First Quarter 2023 Results

Total revenues for the first quarter of 2023 increased 50.6% to $202.6 million compared to $134.5 million in the prior year quarter, driven by a significant increase in the Company’s multifamily/commercial activity, strong growth in single-family residential activity and market share gains. Single-family residential revenues increased 40% year-over-year, representing 41% of total revenues for the first quarter, helped by market share gains and the continued positive demographic trends in the Company’s main markets. Multifamily/commercial revenues increased 59% year-over-year, attributable to the previously mentioned increase in commercial construction projects which were previously put on hold during the pandemic or moved into designing and permitting stages in the last 18 months given the positive demographic shifts in our main markets. Changes in foreign currency exchange rates had an adverse impact of $1.2 million on both Colombia revenues and total revenues in the quarter.

Gross profit for the first quarter of 2023 increased 78.6% to $107.8 million, representing a 53.2% gross margin, compared to gross profit of $60.3 million, representing a 44.8% gross margin in the prior year quarter. The 830 basis point improvement in gross margin mainly reflected operating leverage on higher sales, favorable pricing dynamics and greater operating efficiencies related to prior automation initiatives.

Selling, general and administrative expense (“SG&A”) was $34.1 million for the first quarter of 2023 compared to $26.4 million in the prior year quarter, with the increase attributable to higher shipping and commission expenses as a result of a higher sales volume, as well as a higher provision for bad debt expenses and incremental marketing costs associated with the expansion of our new showrooms. As a percent of total revenues, SG&A was 16.8% for the first quarter of 2023 compared to 19.6% in the prior year quarter driven by better operating leverage.

Net income was $48.4 million, or $1.01 per diluted share, in the first quarter of 2023 compared to net income of $21.0 million, or $0.44 per diluted share, in the prior year quarter, including a non-cash foreign exchange transaction loss of $1.1 million in the first quarter of 2023 and a $2.9 million loss in the first quarter of 2022. As previously disclosed, these non-cash losses are related to the accounting re-measurement of U.S. Dollar denominated assets and liabilities against the Colombian Peso as functional currency.

Adjusted net income1 was $51.5 million, or $1.08 per diluted share, in the first quarter of 2023 compared to adjusted net income of $25.4 million, or $0.53 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, increased 89.3% to $85.8 million, or 42.4% of total revenues, in the first quarter of 2023, compared to $45.4 million, or 33.7% of total revenues, in the prior year quarter. The improvement was driven by higher sales and stronger gross and operating margins. Adjusted EBITDA1 included a $1.5 million contribution from the Company’s joint venture with Saint-Gobain, compared to $0.8 million in the prior year quarter.

Balance Sheet & Liquidity

The Company ended the first quarter of 2023 with total liquidity of approximately $300 million, including cash and cash equivalents of $128.5 million and availability under its committed revolving credit facilities of $170 million. Given the Company’s continued growth in Adjusted EBITDA1 and strong cash generation, debt leverage continues to trend lower and now stands at 0.1 times net debt to LTM Adjusted EBITDA1, compared to 0.6 times in the prior year quarter.

Dividend

The Company declared a quarterly cash dividend of $0.09 per share for the first quarter of 2023, representing a 20% increase from the previous dividend, which was paid on April 28, 2023 to shareholders of record as of the close of business on March 31, 2023.

Full Year 2023 Outlook

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “We are increasing our full year 2023 outlook to reflect our strong start to 2023 and positive sales momentum into the second quarter, reflected by record invoicing months in March and April. We now expect full year 2023 revenues to grow organically to a range of $810 million to $850 million (approximately 16% growth at the midpoint of the range) and for Adjusted EBITDA1 to increase to a range of $315 million to $335 million. This implies Adjusted EBITDA1 growth of approximately 23% at the midpoint driven by stronger than originally anticipated gross margins. The structural advantages provided by our vertically integrated business model, as well as the investments we have made in our production capabilities, put Tecnoglass firmly on track to meet the strong demand anticipated in our updated outlook for the full year 2023.”

Webcast and Conference Call

Management will host a webcast and conference call on May 4, 2023 at 10:00 a.m. Eastern time (9:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those unable to access the webcast, the conference call will be accessible by dialing 1-844-826-3035 (domestic) or 1-412-317-5195 (international). Upon dialing in, please request to join the Tecnoglass First Quarter 2023 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing 1-844-512-2921 (Domestic) or 1-412-317-6671 (International) and entering passcode: 10177642.

About Tecnoglass

Tecnoglass Inc. is a leading producer of architectural glass, windows, and associated aluminum products serving the multi-family, single-family and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 4.1 million square foot, vertically-integrated and state-of-the-art manufacturing complex provides efficient access to over 1,000 global customers, with the U.S. accounting for more than 90% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$128,538	$103,671
Investments	2,140	2,049
Trade accounts receivable, net	167,137	158,397
Due from related parties	772	1,447
Inventories	143,057	124,997
Contract assets – current portion	18,982	12,610
Other current assets	40,364	28,963
Total current assets	$500,990	$432,134
Long-term assets:
Property, plant and equipment, net	$223,554	$202,865
Deferred income taxes	155	558
Contract assets – non-current	4,415	8,875
Long-term trade accounts receivable	-	1,225
Intangible assets	2,614	2,706
Goodwill	23,561	23,561
Long-term investments	60,433	57,839
Other long-term assets	3,735	4,545
Total long-term assets	318,467	302,174
Total assets	$819,457	$734,308
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$819	$504
Trade accounts payable and accrued expenses	86,629	90,186
Due to related parties	5,491	5,323
Dividends payable	4,334	3,622
Contract liability – current portion	58,591	49,601
Other current liabilities	88,394	60,566
Total current liabilities	$244,258	$209,802
Long-term liabilities:
Deferred income taxes	$5,732	$5,190
Contract liability – non-current	11	11
Long-term debt	169,076	168,980
Total long-term liabilities	174,819	174,181
Total liabilities	$419,077	$383,983
SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 47,674,773 and 47,674,773 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	5	5
Legal Reserves	1,458	1,458
Additional paid-in capital	219,290	219,290
Retained earnings	278,198	234,254
Accumulated other comprehensive loss	(100,213)	(106,187)
Shareholders’ equity attributable to controlling interest	398,738	348,820
Shareholders’ equity attributable to non-controlling interest	1,642	1,505
Total shareholders’ equity	400,380	350,325
Total liabilities and shareholders’ equity	$819,457	$734,308

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended
	March 31,
	2023	2022
Operating revenues:
External customers	$202,306	$134,022
Related parties	333	526
Total operating revenues	202,639	134,548
Cost of sales	(94,884)	(74,215)
Gross profit	107,755	60,333
Operating expenses:
Selling expense	(16,320)	(13,368)
General and administrative expense	(17,755)	(12,999)
Total operating expenses	(34,075)	(26,367)
Operating income	73,680	33,966
Non-operating income, net	1,287	342
Equity method income	1,449	1,580
Foreign currency transactions losses	(1,100)	(2,909)
Interest expense and deferred cost of financing	(2,273)	(1,468)
Income before taxes	73,043	31,511
Income tax provision	(24,671)	(10,558)
Net income	$48,372	$20,953
Income attributable to non-controlling interest	(137)	(100)
Income attributable to parent	$48,235	$20,853
Comprehensive income:
Net income	$48,372	$20,953
Foreign currency translation adjustments	7,811	13,635
Change in fair value of derivative contracts	(1,837)	2,622
Total comprehensive income (loss)	$54,346	$37,210
Comprehensive income attributable to non-controlling interest	(137)	(100)
Total comprehensive income (loss) attributable to parent	$54,209	$37,110
Basic income per share	$1.01	$0.44
Diluted income per share	$1.01	$0.44
Basic weighted average common shares outstanding	47,674,773	47,674,773
Diluted weighted average common shares outstanding	47,674,773	47,674,773

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$48,372	$20,953
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for credit losses	914	414
Depreciation and amortization	4,767	5,251
Deferred income taxes	156	(1,568)
Equity method income	(1,449)	(1,580)
Realized gain on derivative instruments	(1,951)	-
Deferred cost of financing	312	363
Other non-cash adjustments	(16)	5
Unrealized currency translation losses	410	3,205
Changes in operating assets and liabilities:
Trade accounts receivable	(8,644)	6,099
Inventories	(13,048)	(13,452)
Prepaid expenses	(864)	507
Other assets	(14,338)	(1,841)
Trade accounts payable and accrued expenses	(9,681)	(5,551)
Taxes payable	25,488	11,591
Labor liabilities	(447)	(331)
Other liabilities	(7)	(1,196)
Contract assets and liabilities	12,425	1,965
Related parties	664	2,301
CASH PROVIDED BY OPERATING ACTIVITIES	$43,063	$27,135

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments	(134)	(1,136)
Acquisition of property and equipment	(15,554)	(9,258)
CASH USED IN INVESTING ACTIVITIES	$(15,688)	$(10,394)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	(3,579)	(3,099)
Proceeds from debt	292	93
Repayments of debt	-	(15,312)
CASH USED IN FINANCING ACTIVITIES	$(3,287)	$(18,318)

Effect of exchange rate changes on cash and cash equivalents	$778	$997

NET INCREASE IN CASH	24,866	(580)
CASH - Beginning of period	103,672	85,011
CASH - End of period	$128,538	$84,431

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$2,717	$1,139
Income Tax	$26,342	$2,927

NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under credit or debt	$4,790	$2,678

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended			Twelve months ended
	March 31,			March 31,
	2023	2022	% Change	2023	2022	% Change
Revenues by Region
United States	194,840	126,984	53.4%	756,222	482,504	56.7%
Colombia	5,740	4,025	42.6%	17,715	22,735	-22.1%
Other Countries	2,058	3,539	(41.9)%	10,724	14,539	(26.2)%
Total Revenues by Region	202,639	134,548	50.6%	784,661	519,778	51.0%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended			Twelve months ended
	March 31,			March 31,
	2023	2022	% Change	2023	2022	% Change

Total Revenues with Foreign Currency Held Neutral	203,881	134,548	51.5%	787,584	519,778	51.5%
Impact of changes in foreign currency	(1,242)	-		(2,923)	-
Total Revenues, As Reported	202,639	134,548	50.6%	784,661	519,778	51.0%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data)

(Unaudited)

Adjusted EBITDA and adjusted net (loss) income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

A reconciliation of Adjusted net (loss) income and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended
	Mar 31,
	2023	2022

Net (loss) income	48,372	20,953
Less: Income (loss) attributable to non-controlling interest	(137)	(100)
(Loss) Income attributable to parent	48,235	20,853
Foreign currency transactions losses (gains)	1,100	2,909
Non Recurring expenses (non-recurring profesional fees, capital market fees, provision for bad debt, other non-core ítems)	3,275	3,487
Joint Venture VA (Saint Gobain) adjustments	435	36
Tax impact of adjustments at statutory rate	(1,539)	(1,930)
Adjusted net (loss) income	51,506	25,355

Basic income (loss) per share	1.01	0.44
Diluted income (loss) per share	1.01	0.44
Diluted Adjusted net income (loss) per share	1.08	0.53

Diluted Weighted Average Common Shares Outstanding in thousands	47,675	47,675
Basic weighted average common shares outstanding in thousands	47,675	47,675
Diluted weighted average common shares outstanding in thousands	47,675	47,675

	Three months ended
	Mar 31,
	2023	2022

Net (loss) income	48,372	20,953
Less: Income (loss) attributable to non-controlling interest	(137)	(100)
(Loss) Income attributable to parent	48,235	20,853
Interest expense and deferred cost of financing	2,273	1,468
Income tax (benefit) provision	24,671	10,558
Depreciation & amortization	4,767	5,251
Foreign currency transactions losses (gains)	1,100	2,909
Non Recurring expenses (non-recurring profesional fees, capital market fees, provision for bad debt, other non-core ítems)	3,275	3,487
Joint Venture VA (Saint Gobain) EBITDA adjustments	1,515	825
Adjusted EBITDA	85,836	45,351